Exhibit 6.39

COYUCHI, INC.

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES D PREFERRED STOCK PURCHASE AGREEMENT (the ***"Agreement"***) is made and entered into as of November 27, 2024, by and among **COYUCHI, INC.**, a California corporation (the ***"Company"***), and each of those persons and entities, severally and not jointly, listed on the Schedule of Purchasers attached hereto as **Exhibit A** (the ***"Purchasers"***).

RECITALS

WHEREAS, the Company has authorized the sale and issuance to Purchasers of an aggregate of up to 7,608,696 shares of its Series D Preferred Stock (the ***"Shares"***);

WHEREAS, Purchasers desire to purchase the Shares on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell the Shares to Purchasers on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. AGREEMENT TO SELL AND PURCHASE.

1.1 Authorization of Shares. The Company has authorized the sale and issuance to Purchasers of the Shares pursuant to this Agreement. The Company has authorized and reserved a sufficient number of its authorized but unissued shares of its Common Stock, $0.00001 par value (the ***"Common Stock"***), to satisfy the conversion rights of the holders of the Shares provided by the Restated Charter (as defined below) (the ***"Conversion Shares"***). The Shares and the Conversion Shares have the rights, preferences, privileges and restrictions set forth in the Fifth Amended and Restated Articles of Incorporation of the Company, in the form attached hereto as **Exhibit B** (the ***"Restated Charter"***).

1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to each Purchaser and each Purchaser agrees to purchase from the Company, severally and not jointly, the number of Shares set forth opposite such Purchaser's name on **Exhibit A**, at a purchase price of $0.46 per share.

2. CLOSING, DELIVERY AND PAYMENT.

2.1 Closing. The closing of the sale and purchase of the Shares under this Agreement (the ***"Initial Closing"***) shall take place at 10:00 a.m. on the date hereof, at the offices of GCA Law Partners LLP, 2570 W. El Camino Real, Suite 400, Mountain View, CA 94040, or at such other time or place as the Company and a majority in interest of the Purchasers may mutually agree (such date is hereinafter referred to as the ***"Closing Date"***). In the event there is more than one closing or subsequent sales following the Initial Closing, the term ***"Closing"*** shall apply to the Initial Closing and each such subsequent sale or closing unless otherwise specified herein.

2.2 Delivery. At each Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares to be purchased at such Closing by such Purchaser, against payment of the purchase price therefor by check or wire transfer of immediately available funds made payable to the order of the Company or by conversion of outstanding indebtedness of the Company to the Purchaser or by combination thereof as set forth opposite such Purchaser's name on **Exhibit A**. Each Purchaser converting outstanding indebtedness shall surrender to the Company for cancellation or conversion any evidence of such indebtedness or shall execute an instrument of cancellation or conversion in form and substance acceptable to the Company.

2.3 Subsequent Closings. The Company shall have the right, at one or more additional closings, on or before June 30, 2025 , to sell such remaining shares of Series D Preferred Stock to one or more additional purchasers as determined by the Company at the price and on the terms set forth herein, provided that any such additional purchaser shall (a) become a party to this Agreement and the Related Agreements (as defined below) and (b) have the rights and obligations hereunder and thereunder by executing and delivering to the Company an additional counterpart signature page to each of this Agreement and the Related Agreements. The representations and warranties of such additional purchasers shall speak as of the date of such additional closing. Any additional purchaser so acquiring shares of Series D Preferred Stock shall be considered a ***"Purchaser"*** for purposes of this Agreement, and any Series D Preferred Stock so acquired by such additional purchaser shall be considered ***"Shares"*** for purposes of this Agreement and all other agreements contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as may be set forth on a Schedule of Exceptions delivered by the Company to Purchasers at the Initial Closing, the Company hereby represents and warrants to each Purchaser as of the date of this Agreement as set forth below.

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Shares and the Conversion Shares, to carry out the provisions of this Agreement and the Restated Charter and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all

jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2 Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity.

3.3 Capitalization.

(a) The authorized capital stock of the Company, immediately prior to the Closing, and assuming the filing of the Restated Charter, consists of (i) 56,600,000 shares of Common Stock, par value $0.00001 per share, 12,282,616 shares of which are issued and outstanding, and (ii) 43,700,000 shares of Preferred Stock, par value $0.00001 per share, of which 1,100,000 are designated Series A Preferred Stock, 512,789 shares of which are issued and outstanding, of which 16,000,000 are designated Series B Preferred Stock, 6,036,922 shares of which are issued and outstanding, of which 18,600,000 are designated Series C Preferred Stock, 6,220,911 shares of which are issued and outstanding and of which 8,000,000 are designated Series D Preferred Stock, none of which are issued and outstanding.

(b) Under the Company's 2009 Stock Plan and 2020 Stock Plan (the ***"Plan"***), (i) 4,782,967 options to purchase shares of Common Stock have been granted (and remain outstanding) and (ii) 1,297,325 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company.

(c) Other than the Shares, warrants and convertible securities previously granted and the shares of Common Stock reserved for issuance under the Plan, and except as may be granted pursuant to this Agreement and the Related Agreements (as defined below), to the Company's knowledge, there are no outstanding options, warrants or other rights (including conversion or preemptive rights and rights of first refusal) or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(d) All issued and outstanding shares of the Company's Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(e) The rights, preferences, privileges and restrictions of the Company's Series D Preferred Stock are as stated in the Restated Charter. The Conversion Shares have been duly and validly reserved for issuance. If issued as of the date hereof in compliance with the provisions of this Agreement and the Restated Charter, the Shares and the Conversion Shares would be validly issued, fully paid and nonassessable, and would be free of any liens or encumbrances other than (i) liens and encumbrances created by Purchasers and (ii) the restrictions on transfer set forth in the Company's Bylaws and the Investor Rights Agreement; *provided, however*, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Restated Charter has been taken, except for any federal and state securities law filing which will be made in a timely manner following the Closing. This Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

3.5 Compliance with Other Instruments. The Company is not in violation or default of any term of its charter documents, or of any material provision of any mortgage, indenture or material agreement or instrument to which it is a party, or of any judgment, decree, order or writ to which it is party or by which it is bound. The execution, delivery, and performance of and compliance with this Agreement, and the issuance and sale of the Shares pursuant hereto and of the Conversion Shares pursuant to the Restated Charter, will not, with or without the passage of time or giving of notice, result in any such violation or default of any term of the Company's charter documents or any judgment, decree, order or writ to which it is a party or by which it is bound, or of any material provision of any mortgage, indenture or material agreement or instrument to which it is a party, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

3.6 Financial Statements. The Company has delivered to each Purchaser its financial statements as of September 30, 2024 and for the fiscal year ended December 31, 2023 (collectively, the ***"Financial Statements"***). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments.

3.7 Tax Returns and Payments. The Company has timely filed or has obtained presently effective extensions with respect to all tax returns (federal, state and local) required to be filed by it as of the date of this Agreement. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes.

3.8 Compliance with Laws; Permits. To the Company's knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and aversely affect the business, financial condition or operations of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no

registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Shares or the Conversion Shares except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority material to and necessary for the conduct of its business as now being conducted by it.

3.9 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company's knowledge, currently threatened in writing (i) against the Company or any officer or director of the Company arising out of their employment or Board of Directors relationship with the Company; (ii) to the Company's knowledge, that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated by this Agreement; or (iii) that would reasonably be expected to have a material adverse effect on the Company or its business.

3.10 Offering Valid. Assuming the accuracy of the representations and warranties of Purchasers contained in Section 4 hereof, the offer, sale and issuance of the Shares in conformity with this Agreement and the Conversion Shares in conformity with the Restated Charter will constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the ***"Securities Act"***), and from the qualification or registration requirements of the California Corporate Securities Law of 1968, as amended.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASERS.

Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows:

4.1 Requisite Power and Authority. Purchaser has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement has been taken. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2 Investment Representations. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

(a) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion

Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser can bear the economic risk of this investment and is able to suffer a complete loss of such Purchaser's investment. Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

(b) Acquisition for Own Account. Purchaser is acquiring the Shares and the Conversion Shares for Purchaser's own account, not as a nominee or agent, for investment only, and not with a view to, or for resale in connection with, any distribution thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise, distributing the Shares or Conversion Shares.

(c) Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(d) Accredited Investor. Purchaser is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act.

(e) Company Information. Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment. Such Purchaser understands that any discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company's business and prospects, but were not necessarily a thorough or exhaustive description. Such Purchaser acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans are necessarily speculative in nature and that some or all of the projections may not materialize or may vary significantly from actual results. Purchaser also acknowledges that it is not relying on the Company's counsel for legal advice with respect to this investment or the transactions contemplated by the Agreements.

(f) Rule 144. Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period

under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations. Purchaser understands that the current public information referred to above is not now available and the Company has no present plans to make such information available. Purchaser acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares or the underlying Common Stock

(g) Residence. If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth on **Exhibit A**. If Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on **Exhibit A**.

4.3 Transfer Restrictions. Each Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Company's Investor Rights Agreement.

4.4 Regulation S. If Purchaser is not a "U.S. Person" (as defined in Rule 902(o) under the Securities Act), such Purchaser further hereby represents, warrants and agrees that (a) its principal address is outside the United States and it was located outside the United States at the time any offer to acquire the Shares was made to it, (b) it is not a "U.S. Person", (c) it will not resell the Shares unless such resale is in compliance with Regulation S under the Securities Act and (d) it will not engage in hedging transactions involving the Shares unless in compliance with the Securities Act. .

4.5 No General Solicitation. Neither the Purchaser nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.6 Legends. Purchaser understands and agrees that the certificates evidencing the Shares or the Conversion Shares, or any other securities issued with respect to the Shares or Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear a legend substantially similar to the legend set forth in Section 2.1(c) of the Investor Rights Agreement and other legends (including with regard to Regulation S) consistent with the terms of this Agreement.

5. CONDITIONS TO CLOSING.

5.1 Conditions to Purchasers' Obligations at Closing. Each Purchaser's obligation to purchase the Shares at a Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by such Purchaser:

(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct as of the date of the Closing with the same force and effect as if they had been made as of the date of the Closing, and the Company shall have performed and complied

with all obligations and conditions herein required to be performed or complied with by it on or prior to the date of the Closing.

(b) Legal Investment. On the Closing Date, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.

(c) Consents, Etc. The Company shall have obtained any and all consents, permits, waivers and qualifications, and made any and all filings, in each case necessary or appropriate for consummation of the transactions contemplated by this Agreement (except for such as may be properly obtained or made subsequent to the Closing).

(d) Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of California and shall continue to be in full force and effect as of the Closing Date.

(e) Reservation of Conversion Shares. The Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.

(f) Related Agreements. The Purchasers shall have executed and delivered to the Company appropriate joinder agreements to each of the Company's Investor Rights Agreement and Voting Agreement (collectively, the ***"Related Agreements"***).

(g) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Purchasers, and Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.2 Conditions to Obligations of the Company. The Company's obligation to issue and sell the Shares at a Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by the Company:

(a) Representations and Warranties True. The representations and warranties made by Purchasers in Section 4 hereof shall be true and correct as of the Closing, with the same force and effect as if they had been made on and as of the Closing.

(b) Performance of Obligations. Purchasers shall have performed and complied with all obligations and conditions herein required to be performed or complied with by such Purchasers on or prior to the Closing.

(c) Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of California and shall continue to be in full force and effect as of the Closing Date.

(d) Related Agreements. The Purchasers shall have executed and delivered to the Company appropriate joinder agreements to each of the Related Agreements.

(e) Consents, Etc. The Company shall have obtained any and all consents, permits, waivers and qualifications, and made any and all filings, in each case necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained or made subsequent to the Closing).

(f) Compliance with Securities Laws. The Company shall be satisfied that the offer and sale of the Shares and the Conversion Shares shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws (including receipt by the Company of all necessary blue sky law permits and qualifications required by any state, if any).

6. MISCELLANEOUS.

6.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as such laws are applied to agreements among California residents entered into and performed entirely within California.

6.2 Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchasers, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchasers or any of their representatives.

6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; *provided, however*, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.

6.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of the Agreement and the Related Agreements.

6.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.6 Amendment and Waiver.

(a) This Agreement may be amended or modified upon the written consent of the Company and holders of at least a majority of the then outstanding Shares (treated as if converted and including any Conversion Shares into which the then outstanding Shares have been converted that have not been sold to the public). Any amendment effected in accordance with this Section 6.6(a) shall be binding upon the Purchasers and each transferee of the Shares (and the Conversion Shares into which the then outstanding Shares have been converted), each future holder of all such securities and the Company.

(b) The obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under the Agreement may be waived upon the written consent of the holders of at least a majority of the then outstanding Shares (treated as if converted and including any Conversion Shares into which the then outstanding Shares have been converted that have not been sold to the public). Any waiver effected in accordance with this Section 6.6(b) shall be binding upon the Purchasers and each transferee of the Shares (and the Conversion Shares into which the then outstanding Shares have been converted) and each future holder of all such securities.

6.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Restated Charter, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party's part of any breach, default or noncompliance under this Agreement, the Related Agreements or under the Restated Charter or any waiver on such party's part of any provisions or conditions of the Agreement, the Related Agreements, or the Restated Charter must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements, the Restated Charter, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be sent to the Company at the address as set forth on the signature page hereof (with a copy to Clifford S. Robbins, Esq., GCA Law Partners LLP, 2570

W. El Camino Real, Suite 400, Mountain View, California 94040, crobbins@gcalaw.com) and to Purchasers at the address set forth on **Exhibit A** attached hereto or at such other address or electronic mail address as the Company or Purchasers may designate by two days advance written notice to the other parties hereto.

6.9 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

6.10 Attorneys' Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

6.11 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.12 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic signature and upon such delivery such signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6.13 Broker's Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.

6.14 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Shares and Conversion Shares.

6.15 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

6.16 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF

CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

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IN WITNESS WHEREOF, the parties hereto have executed this **SERIES D PREFERRED STOCK PURCHASE AGREEMENT** as of the date set forth in the first paragraph hereof.

COMPANY:

COYUCHI, INC.,
a California corporation

DocuSigned by:

By: Neil Kee
846EE41776B84DE...
Neil Kee
CFO

1400 Tennessee Street, Unit 1
San Francisco, CA 94107

Email: nkee@coyuchi.com

PURCHASERS:

SAFFRON HILL VENTURES 3 LP

DocuSigned by:

By: ______________________
823D86A165DD487...
Ranjeet Bhatia
General Partner

Third Floor, 24 Chiswell Street
London EC1Y 4YX
England

Email: rbhatia@saffronhill.com

IN WITNESS WHEREOF, the parties hereto have executed this **SERIES D PREFERRED STOCK PURCHASE AGREEMENT** as of the date set forth in the first paragraph hereof.

COMPANY:

COYUCHI, INC.,
a California corporation

DocuSigned by:

By: Neil Kee
846FF41776B84DE...
Neil Kee
CFO

1400 Tennessee Street, Unit 1
San Francisco, CA 94107

Email: nkee@coyuchi.com

PURCHASERS:

MARGARET G. AND DAVID W. STEWART

DocuSigned by:

DC2DF942F52B40D...
Margaret G. Stewart

DocuSigned by:

BAE20B3E7BBF494...
David W. Stewart

1033 Montgomery Road
Pownal, VT 05261

Email:margaretgstewart@gmail.com
thegreatstewdini@gmail.com

In Witness Whereof, the parties hereto have executed this **Series D Preferred Stock Purchase Agreement** as of the date set forth in the first paragraph hereof.

PURCHASERS:

DocuSigned by:
By: Amber Tarshis
BEA26BC3794949A
Name: Amber Tarshis

9663 Santa Monica Blvd, Ste. 1104
Beverly Hills, CA 90210

Email: ambertarshis@gmail.com

In Witness Whereof, the parties hereto have executed this **Series D Preferred Stock Purchase Agreement** as of the date set forth in the first paragraph hereof.

PURCHASERS:

Silvia Irene Livia Mazzucchelli Living Trust, 11/18

By: [signature]
Name: Silvia Mazzucchelli
Title: Trustee

2391 Achilles Drive
Los Angeles, CA 90046

Email: smazzucc@gmail.com

IN WITNESS WHEREOF, the parties hereto have executed this **SERIES D PREFERRED STOCK PURCHASE AGREEMENT** as of the date set forth in the first paragraph hereof.

PURCHASERS:

Signed by:

By: BONNIE BRODERSEN
371C78ACE0F84A8...
Name: Bonnie Brodersen

635 Wrights Creek Dr.
Ashland, OR 97520

Email: robbins@mind.net

IN WITNESS WHEREOF, the parties hereto have executed this **SERIES D PREFERRED STOCK PURCHASE AGREEMENT** as of the date set forth in the first paragraph hereof.

PURCHASERS:

DocuSigned by:
Kevin Brine
By:____ 5/5/2025
DB535AA44D134AE
Name: Kevin R. Brine

1187 Coast Village Rd., No 636
Montecito, CA 93108

Email: krbrine@gmail.com

In Witness Whereof, the parties hereto have executed this **Series D Preferred Stock Purchase Agreement** as of the date set forth in the first paragraph hereof.

PURCHASERS:

DocuSigned by:

By: 0ABE9671E399449...
Name: Marc Baer

Winkelwiese 6, CH 8001
Zurich, Switzerland

Email: marc@baerfamily.ch

IN WITNESS WHEREOF, the parties hereto have executed this **SERIES D PREFERRED STOCK PURCHASE AGREEMENT** as of the date set forth in the first paragraph hereof.

PURCHASERS:

DocuSigned by:

By: Clifford Robbins
46B000F85463448...

Name: Clifford S. Robbins

163 Barroilhet Ave.
San Mateo, CA 94401

Email: crobbins@gcalaw.com

In Witness Whereof, the parties hereto have executed this **Series D Preferred Stock Purchase Agreement** as of the date set forth in the first paragraph hereof.

PURCHASERS:

DocuSigned by:

By: 823D86A165DD467

Name: Ranjeet Bhatia

705 Barclay St.
Ann Arbor, MI 48125

Email: rbhatia@saffronhill.com

In Witness Whereof, the parties hereto have executed this **Series D Preferred Stock Purchase Agreement** as of the date set forth in the first paragraph hereof.

PURCHASERS:

DocuSigned by:

By: Neil Kee
846FF41776B84DE...

Name: Neil Kee

7462 Schuyler Ct.
Rancho Cucamonga, CA 91730

Email: nkee@coyuchi.com

EXHIBIT A

SCHEDULE OF PURCHASERS

Initial Close: November 27, 2024

NAME AND ADDRESS	SHARES OF SERIES D PREFERRED STOCK	AGGREGATE PURCHASE PRICE (OUTSTANDING INDEBTEDNESS CONVERTING)
SAFFRON HILL VENTURES 3 LIMITED PARTNERSHIP Third Floor, 24 Chiswell Street London EC1Y 4YX England rbhatia@saffronhill.com	543,478	$249,999.88
MARGARET G. AND DAVID W. STEWART 1033 Montgomery Road Pownal, VT 05261 margaretgstewart@gmail.com, thegreatstewdini@gmail.com	543,478	$249,999.88

Second Close: May 15, 2025

NAME AND ADDRESS	SHARES OF SERIES D PREFERRED STOCK	AGGREGATE PURCHASE PRICE (OUTSTANDING INDEBTEDNESS CONVERTING)
AMBER TARSHIS 9663 Santa Monica Boulevard, Ste. 1104 Beverly Hills, CA 90210 ambertarshis@gmail.com	108,696	$50,000.16
SILVIA IRENE LIVIA MAZZUCCHELLI LIVING TRUST, 11/18 2391 Achilles Drive Los Angeles, CA 90046 smazzucc@gmail.com	217,392	$100,000.32
BONNIE BRODERSEN 635 Wrights Creek Dr. Ashland, OR 97520 robbins@mind.net	21,740	$10,000.40
KEVIN R. BRINE 1187 Coast Village Rd No 636 Montecito, CA 93108 krbrine@gmail.com	217,392	$100,000.32
MARC BAER Winkelwiese 6, CH 8001 Zurich, Switzerland marc@baerfamily.ch	130,435	$60,000.10
MARGARET G. AND DAVID W. STEWART 1033 Montgomery Rd. Pownal, VT 05261 margaretgstewart@gmail.com, thegreatstewdini@gmail.com	43,479	$20,000.34

CLIFFORD S. ROBBINS	21,740	$10,000.40
163 Barroilhet Ave. San Mateo, CA 94401 crobbins@gcalaw.com		
RANJEET BHATIA	217,392	$100,000.32
705 Barclay St. Ann Arbor, MI 48125 rbhatia@saffronhill.com		
NEIL KEE	21,740	$10,000.40
7462 Schuyler Ct. Rancho Cucamonga, CA 91730 nkee@coyuchi.com		
SAFFRON HILL VENTURES 3 LIMITED PARTNERSHIP	5,501,893	$2,530,871
Third Floor, 24 Chiswell Street London EC1Y 4YX England rbhatia@saffronhill.com		

EXHIBIT B

RESTATED CERTIFICATE